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                                                                   EXHIBIT 23.5

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) of Security Capital Group Incorporated pertaining to the Security Capital Realty Investors Incorporated 1991 Option Plan B and to the incorporation by reference therein of our report dated February 3, 1997, with respect to the financial statements at December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 of Security Capital Atlantic Incorporated included in the Registration Statement (Form S-11 No. 333-26037) and the related Prospectus of Security Capital Group Incorporated filed with the Securities and Exchange Commission.

                                          Ernst & Young LLP

Dallas, Texas
October 21, 1997